As filed with the Securities and Exchange Commission on January 23, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PFSweb, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2837058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

505 Millennium Drive, Allen, Texas 75013

(Address of Principal Executive Offices, Including Zip Code)

2005 Employee Stock and Incentive Plan

Non-Employee Director Stock Option and Retainer Plan

(Full Title of the Plans)

THOMAS J. MADDEN

Chief Financial Officer

PFSweb, Inc.

505 Millennium Drive, Allen, Texas 75013

(972) 881-2900

(Name, Address and Telephone Number of Agent for Service)

Copies To:

Morris Bienenfeld, Esq.

Wolff & Samson PC

One Boland Drive

West Orange, New Jersey 07052

(973) 530-2013

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (5)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,700,000 (1)	$11.55(2)	$19,635,000(2)	$2,281.59
Common Stock, par value $0.001 per share	10,164 (3)	$4.20 (4)	$42,689(4)	$4.96
Total	1,710,164			$2,286.55

(1)	Amount to be registered consists of 1,700,000 shares of PFSweb, Inc.’s common stock to be issued pursuant to the grant or exercise of awards to be issued under the PFSweb, Inc. 2005 Employee Stock and Incentive Plan, as last amended on June 27, 2014 (as amended, the “Employee Plan”).
(2)	Pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, the registration fee calculation for unissued options and/or shares of common stock to be issued under the Employee Plan is based on the average of the high and low sales prices of PFSweb, Inc.’s common stock as reported on the Nasdaq Capital Market on January 22, 2015.
(3)	Amount to be registered consists of 10,164 shares of PFSweb, Inc.’s common stock to be issued pursuant to the exercise of outstanding stock options issued under the PFSweb, Inc. Non-Employee Director Stock Option and Retainer Plan, as last amended on June 8, 2012 (as amended, the “Outside Director Plan”).
(4)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the registration fee calculation for the 10,164 shares of PFSweb, Inc.’s common stock to be issued pursuant to the exercise of outstanding stock options issued under the Outside Director Plan is based upon the price at which the options may be exercised.
(5)	This registration statement shall also cover any additional shares of common stock which become issuable under any of the above described plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

EXPLANATORY NOTE

PURSUANT TO GENERAL INSTRUCTION E

TO FORM S-8

This Registration Statement is being filed to increase the number of securities of the same class as other securities for which Registration Statements of the Registrant on Form S-8 relating to the same employee benefit plans is effective. All share numbers herein reflect the 4.7 to 1 reverse stock split effected in June 2008.

The Employee Plan amended and restated the PFSweb, Inc. 1999 Stock Option Plan under which 1,223,404 shares of PFSweb, Inc. common stock were registered on Form S-8 on June 23, 2000 (File No. 333-40020) and includes 531,915 shares of common stock registered on Form S-8 on September 21, 2005 (File No. 333-128486) and 1,200,000 shares of common stock registered on Form S-8 on February 18, 2010 (File No. 333-164973). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of such Registration Statements.

The Outside Director Plan includes 53,191 shares of PFSweb, Inc. common stock registered on Form S-8 on June 23, 2000 (File No. 333-40020) and 154,730 shares of common stock registered on Form S-8 on February 18, 2010 (File No. 333-164973). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of such Registration Statements.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8. Exhibits.

The following are filed as exhibits to this registration statement.

Exhibit	Description

5	Opinion of Wolff & Samson PC, Counsel to the Company

23.1	Consent of Grant Thornton LLP

23.2	Consent of Wolff & Samson PC (included in Exhibit No. 5)

24	Power of Attorney (included on the signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allen, State of Texas, on January 23, 2015.

PFSWEB, INC.

By:	/s/ Thomas J. Madden
Thomas J. Madden, Vice President-
Finance

Each person whose signature to this Registration Statement appears below hereby appoints Thomas J. Madden as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or the amendments thereto, and the attorney-in-fact, or either of them, may make such changes and additions to this Registration Statement as the attorney-in-fact, or either of them, may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Michael Willoughby	Chief Executive Officer (Principal	January 23, 2015
	Michael Willoughby	Executive Officer)

By:	/s/ Thomas J. Madden	Executive Vice President, Chief	January 23, 2015
	Thomas J. Madden	Financial Officer and Chief Accounting
Officer (Principal Financial Officer and
Principal Accounting Officer)

By:	/s/ James R. Reilly	Chairman of the Board	January 23, 2015
James R. Reilly

By:	/s/ David Beatson	Director	January 23, 2015
David Beatson

By:	/s/ Benjamin Rosenzweig	Director	January 23, 2015
Benjamin Rosenzweig

By:	/s/ Shin Nagakura	Director	January 23, 2015
Shin Nagakura

By:	/s/ Monica Luechtefeld	Director	January 23, 2015
Monica Luechtefeld

EXHIBIT INDEX

Exhibit Page	Description

5	Opinion of Wolff & Samson PC, Counsel to the Company

23.1	Consent of Grant Thornton LLP

23.2	Consent of Wolff & Samson PC (included in Exhibit No. 5)

24	Power of Attorney (included on the signature page)